UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 21, 2015

(Date of earliest event reported)

LABORATORY CORPORATION OF AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On January 21, 2015, Laboratory Corporation of America Holdings issued a press release announcing that it has priced its offering of $2.9 billion in senior notes. The offering consists of four tranches: $500,000,000 aggregate principal amount of 2.625% Senior Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of 3.200% Senior Notes due 2022 (the “2022 Notes”), $1,000,000,000 aggregate principal amount of 3.600% Senior Notes due 2025 (the “2025 Notes”) and $900,000,000 aggregate principal amount of 4.700% Senior Notes due 2045 (together with the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Notes”). The Notes will bear interest from January 30, 2015, payable semi-annually on February 1 and August 1, commencing on August 1, 2015. The closing of the offering is expected to occur on January 30, 2015, subject to the satisfaction of customary closing conditions. The Notes will be senior unsecured obligations and will rank equally with the Company’s existing and future senior unsecured debt. A copy of the press release is being furnished with this Form 8-K as Exhibit 99.1.

LabCorp intends to use the net proceeds of the Notes offering to pay a portion of the cash consideration and the fees and expenses in connection with its pending acquisition of Covance Inc. If the proposed acquisition is terminated or does not close on or prior to June 30, 2015, LabCorp will redeem the Notes at 101% of the principal amount plus accrued and unpaid interest.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit 99.1	Press Release dated January 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings

Date: January 21, 2015	By:	/s/ F. Samuel Eberts III

F. Samuel Eberts III

Chief Legal Officer and Secretary